Exhibit 99.1

Contact:

Ron Parham

Sr. Director of Investor Relations

& Corporate Communications

Columbia Sportswear Company

(503) 985-4584

rparham@columbia.com

COLUMBIA SPORTSWEAR COMPANY REPORTS SECOND QUARTER RESULTS;

RAISES FULL YEAR 2014 EARNINGS OUTLOOK;

ANNOUNCES TWO-FOR-ONE STOCK SPLIT

Second Quarter 2014 Highlights:

•	Consolidated net sales increased $43.7 million, or 16 percent, to a second-quarter record $324.2 million, compared with second quarter 2013 net sales of $280.5 million.

•	Net loss totaled $6.3 million, or $(0.18) per share, including a non-recurring tax benefit of approximately $5.6 million, or $0.16 per share, compared with net loss of $7.1 million, or $(0.21) per share, in the second quarter 2013. Second quarter 2014 net loss included the effects of one-time acquisition costs and purchase accounting amortization and integration costs related to the previously-announced acquisition of prAna Living, LLC, totaling approximately $2.9 million net of tax, or $(0.08) per share.

•	The board of directors approved a regular quarterly cash dividend of $0.28 per share, payable on August 28, 2014 to shareholders of record on August 14, 2014.

•	The board of directors also approved a two-for-one stock split in the form of a 100 percent stock dividend payable on September 26, 2014 to shareholders of record on September 8, 2014.

Fiscal Year 2014 Outlook Updated:

•	The company now anticipates full year 2014 net sales growth of 19 to 21 percent to between $2.01 billion and $2.04 billion, including incremental net sales of approximately $155 million from the new China joint venture (JV) and incremental net sales of approximately $55 million from the newly-acquired prAna brand, compared with 2013 net sales of $1.68 billion.

•	The company expects full year 2014 operating margin of up to 8.3 percent, compared with 2013 operating margin of 7.8 percent. This equates to full year 2014 operating margin of up to 8.8 percent, excluding the financial effects of the prAna acquisition.

•	Full year 2014 earnings per diluted share, net of non-controlling interest, is expected to be approximately $3.22 to $3.38, including acquisition costs and purchase accounting amortization and integration costs related to the prAna acquisition totaling approximately $7.1 million net of tax, or $(0.20) per diluted share. This compares to fiscal year 2013 earnings of $2.72 per diluted share, which included a non-cash asset impairment charge of $9.0 million, equal to $5.6 million net of tax, or $(0.16) per diluted share.

PORTLAND, Ore. — July 24, 2014 — Columbia Sportswear Company (NASDAQ: COLM), a leading innovator in the active outdoor apparel and footwear industries, today announced net sales grew $43.7 million, or 16 percent, to a second-quarter record $324.2 million for the quarter ended June 30, 2014, compared with net sales of $280.5 million for the same period in 2013, including a less than 1 percentage point benefit from changes in currency exchange rates.

Second quarter 2014 net loss totaled $6.3 million, or $(0.18) per share, including a net tax benefit of $5.6 million, or $0.16 per share, resulting from the favorable resolution of uncertain tax positions from prior years. During the quarter, the company incurred approximately $3.4 million of non-recurring transaction costs related to the prAna acquisition, and approximately $1.3 million in amortization of certain acquired assets and other integration costs which, combined, equated to $2.9 million net of tax, or $(0.08) per share. Second quarter 2013 net loss totaled $7.1 million, or $(0.21) per share.

Tim Boyle, Columbia’s president and chief executive officer, commented, “We are very pleased with our performance through the first half of 2014 and anticipate strong Columbia and Sorel brand momentum in the second half, particularly in North America. In addition, our brands continued to stabilize in the key Europe-direct markets that are a focal point of our ongoing efforts to drive renewed growth and improved profitability.

“With the successful completion of our previously announced acquisition of prAna during the second quarter, we enter the second half of 2014 with a new exciting brand in our portfolio, which we expect to be accretive in 2015.”

Boyle concluded, “Our first half performance, coupled with the confidence we have in our brands, our line-up of innovative products, and our global team, led us to increase our full year 2014 financial outlook. We believe we are beginning to make meaningful, sustainable progress toward our goal of improving our profitability.”

Second Quarter Results

(All comparisons are between second quarter 2014 and second quarter 2013, unless otherwise noted.)

The second quarter is the company’s smallest revenue quarter, historically accounting for a mid-teens percentage of annual net sales. As a result, regional, category and brand net sales results often produce large percentage variances in relation to the prior year’s comparable period due to the small base of comparison and shifts in the timing of shipments.

Net sales in the U.S. increased $6.5 million, or 5 percent, to $146.3 million, including $5.5 million of incremental prAna net sales. Latin America/Asia Pacific (LAAP) region net sales increased $14.9 million, or 18 percent, to $96.1 million, including incremental sales from the company’s new China joint venture and a neutral effect of changes in currency exchange rates. Europe/Middle East/Africa (EMEA) region net sales increased $19.8 million, or 37 percent, to $72.9 million, including a 2 percentage point benefit from changes in currency exchanges rates. Net sales in Canada increased $2.5 million, or 39 percent, to $8.9 million, including a 10 percentage point negative effect from changes in currency exchanges rates. (See “Geographical Net Sales” table below.)

Apparel, Accessories & Equipment net sales increased $27.3 million, or 12 percent, to $263.0 million. Footwear net sales increased $16.4 million, or 37 percent, to $61.2 million. (See “Categorical Net Sales” table below.)

Columbia brand net sales increased $38.5 million, or 15 percent, to $291.0 million, and the newly-acquired prAna brand contributed $5.5 million of incremental net sales. (See “Brand Net Sales” table below.)

Balance Sheet

During the second quarter, the company completed its previously announced acquisition of prAna Living LLC for $188.5 million, net of acquired cash. The company ended the second quarter with $394.4 million in cash and short-term investments, compared with $430.6 million at June 30, 2013. Approximately 54 percent of cash and short-term investments was held in foreign jurisdictions where a repatriation of those funds to the United States would likely result in a significant tax cost to the company.

Consolidated inventories of $456.4 million at June 30, 2014 were approximately 8 percent higher than the $423.8 million balance at June 30, 2013.

Updated 2014 Financial Outlook

All projections related to anticipated future results are forward-looking in nature and are subject to risks and uncertainties that may cause actual results to differ, perhaps materially. The company’s annual net sales are weighted more heavily toward the second half of the fiscal year, while operating expenses are more equally distributed, resulting in a highly seasonal profitability pattern weighted toward the second half of the fiscal year.

All per-share amounts in the following outlook are based on projected outstanding shares prior to the effect of the pending two-for-one stock split scheduled to take effect after the close of business on September 26, 2014.

Anticipated Fiscal 2014 Effects of prAna Acquisition

The company expects to recognize incremental prAna net sales of approximately $55 million during fiscal year 2014, which is expected to contribute low double-digit operating margin to consolidated 2014 results, excluding one-time transaction costs of approximately $3.4 million and purchase accounting amortization and other integration costs expected to total approximately $8.0 million. Combined, these excluded costs are expected to equate to approximately $7.1 million net of tax, or $(0.20) per diluted share.

Consolidated FY2014 Financial Outlook

Including prAna’s anticipated operating results for the June through December period, as well as the non-recurring transaction costs and amortization of certain acquired assets and other integration costs described above, we expect our full year 2014 financial results to include:

•	global net sales of approximately $2.01 billion to $2.04 billion, representing 19 to 21 percent growth over 2013 net sales of $1.68 billion. The anticipated growth of approximately $320 million to $355 million includes incremental net sales of approximately $155 million from the new China JV and approximately $55 million from the newly-acquired prAna brand, coupled with high single-digit percentage organic growth;

•	gross margin expansion of up to 75 basis points compared with 2013;

•	selling, general and administrative expense leverage of up to 20 basis points compared with 2013;

•	licensing income of approximately $6 million;

•	operating margin of up to 8.3 percent, compared with 2013 operating margin of 7.8 percent;

•	adjusted operating margin of 8.8 percent, excluding prAna’s anticipated operating results, approximately $3.4 million of non-recurring transaction costs and $8.0 million in amortization of certain acquired assets and other integration costs related to the prAna acquisition. This compares to 2013 adjusted operating margin of 8.4 percent, which excluded a $9.0 million non-cash asset impairment charge;

•	a full year tax rate of approximately 27.0 percent, which could differ based on the resolution and status of tax uncertainties, the geographic mix of pre-tax income, and other discrete events that may occur during the year;

•	net income after non-controlling interest of approximately $114 million to $120 million, or $3.22 to $3.38 per diluted share, compared to $94.3 million, or $2.72 per diluted share, in 2013. Fiscal year 2014 net income includes the expected effects of:

•	one-time acquisition costs and first-year purchase accounting amortization and integration costs related to the prAna acquisition totaling approximately $7.1 million net of tax, or $(0.20) per diluted share;

•	approximately $0.15 incremental diluted earnings per share from the new China JV, after interest, taxes and non-controlling interest;

A more detailed version of the company’s 2014 financial outlook, including pro-forma comparisons of anticipated 2014 and actual 2013 operating results adjusted for non-recurring items, can be found in the “CFO Commentary on Second Quarter 2014 Financial Results and Upward-Revised 2014 Outlook”, available on the company’s investor relations website: http://investor.columbia.com/results.cfm.

Regular Quarterly Cash Dividend

The board of directors authorized a third quarter dividend of $0.28 per share, payable on August 28, 2014 to shareholders of record on August 14, 2014.

Two-for-One Stock Split

The board of directors authorized a two-for-one stock split, payable on September 26, 2014 to shareholders of record on September 8, 2014.

CFO’s Second Quarter Financial Commentary Available Online

At approximately 4:15 p.m. EDT today, a commentary by Tom Cusick, senior vice president and chief financial officer, reviewing the company’s second quarter 2014 financial results and upward-revised full year 2014 financial outlook will be furnished to the SEC on Form 8-K and published on the company’s website at http://investor.columbia.com/results.cfm. Analysts and investors are encouraged to review this commentary prior to participating in the conference call.

Conference Call

The company will host a conference call on Thursday, July 24, 2014 at 5:00 p.m. EDT to review its second quarter financial results and full year 2014 financial outlook. Dial 877-407-9205 to participate. The call will also be webcast live on the Investor Relations section of the Company’s website at http://investor.columbia.com where it will remain available until July 23, 2015.

Third Quarter 2014 Reporting Schedule

Columbia Sportswear plans to report financial results for third quarter 2014 on Thursday, October 30, 2014 at approximately 4:00 p.m. EDT. Following issuance of the earnings release, a commentary reviewing the company’s third quarter financial results and full year 2014 financial outlook will be furnished to the SEC on Form 8-K and published on the investor relations section of the company’s website at http://investor.columbia.com/results.cfm. A public webcast of Columbia’s earnings conference call will follow at 5:00 p.m. EDT at www.columbia.com.

About Columbia Sportswear

Columbia Sportswear Company is a leading innovator in the global outdoor apparel, footwear, accessories and equipment industry. Founded in 1938 in Portland, Oregon, Columbia products are sold in approximately 100 countries and have earned an international reputation for innovation, quality and performance. Columbia products feature innovative technologies and designs that protect outdoor enthusiasts from the elements, increase comfort, and make outdoor activities more enjoyable. In addition to the Columbia® brand, Columbia Sportswear Company also owns lifestyle brands Mountain Hardwear®, Sorel®, prAna®, Montrail® and OutDry®. To learn more, please visit the company’s websites at www.columbia.com, www.mountainhardwear.com, www.sorel.com, www.prana.com, www.montrail.com, and www.outdry.com.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales, gross margins, operating expenses and leverage, licensing income, operating income, operating margins, anticipated acquisition effects (including accretive earnings, operating margins, projected net sales, transaction and integration expenses, and purchase accounting amortization), tax rates, performance of our China joint venture in future periods, and net income. Actual results could differ materially from those projected in these and other forward-looking statements. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the company’s Annual Report on Form 10-K for the year ended December 31, 2013 under the heading “Risk Factors,” and other risks and uncertainties that have been or may be described from time to time in other reports filed by the company, including reports on Form 8-K, Form 10-Q and Form 10-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from those expressed or implied by forward-looking statements in this document include: the ability to realize the forecasted benefits of the prAna acquisition on a timely basis or at all; the ability to combine Columbia’s business operations with prAna successfully or in a timely and cost-efficient manner; the degree of business disruption to Columbia and/or to prAna that may result from the acquisition and related integration efforts; loss of key customer accounts; the ability to successfully develop prAna’s brand and business globally; our ability to effectively and timely implement our IT infrastructure, data management and business process initiatives, failure of which could result in material unanticipated expenses and/or significant disruptions to our business; the effects of unseasonable weather (including, for example, warm weather in the winter and cold weather in the spring), which affects consumer demand for the company’s products; unfavorable economic conditions generally and weakness in consumer confidence and spending rates; the operations of our computer systems and third party computer systems; changes in international, federal and/or state tax policies and rates, which we expect to increase; international risks, including changes in import limitations and tariffs or other duties, political instability in foreign markets, exchange rate fluctuations, and trade disruptions; our ability to attract and retain key employees; the financial health of our customers and their continued ability to access credit markets to fund their ongoing operations; higher than expected rates of order cancellations; increased consolidation of our retail customers; our ability to effectively source and deliver our products to customers in a timely manner, the failure of which could lead to increased costs and/or order cancellations; unforeseen increases and volatility in the cost of raw materials, such as cotton, natural down, and/or oil; our reliance on product acceptance by consumers; our reliance on product innovations, which may involve greater regulatory and manufacturing complexity and could pose greater risks of quality issues or supply disruptions; our dependence on independent manufacturers and suppliers; our ability to source finished products and components at competitive prices from independent manufacturers in foreign countries that may experience unexpected periods of inflation, labor and materials shortages or other manufacturing disruptions; the effectiveness of our sales and marketing efforts; intense competition in the industry; business disruptions and acts of terrorism, cyberattacks, or military activities around the globe; and our ability to establish and protect our intellectual property. The company cautions that forward-looking statements are inherently less reliable than historical information. The company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

- Financial tables follow-

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30,
	2014	2013
Current Assets:
Cash and cash equivalents	$367,165	$340,428
Short-term investments	27,238	90,181
Accounts receivable, net	204,527	180,937
Inventories, net	456,448	423,765
Deferred income taxes	52,202	47,884
Prepaid expenses and other current assets	42,551	47,074

Total current assets	1,150,131	1,130,269

Property, plant and equipment, net	291,270	273,016
Intangibles and other non-current assets	243,890	73,749

Total assets	$1,685,291	$1,477,034

Current Liabilities:
Accounts payable	$239,906	$185,984
Accrued liabilities	104,332	84,878
Income taxes payable	3,315	3,895
Deferred income taxes	66	18

Total current liabilities	347,619	274,775

Note payable to related party	15,734	—
Other long-term liabilities	43,973	42,803

Equity:
Columbia Sportswear Company shareholders’ equity	1,269,971	1,151,631
Non-controlling interest	7,994	7,825

Total equity	1,277,965	1,159,456

Total liabilities and equity	$1,685,291	$1,477,034

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net sales	$324,246	$280,495	$748,330	$628,802
Cost of sales	180,221	160,211	407,219	355,214

Gross profit	144,025	120,284	341,111	273,588
	44.4%	42.9%	45.6%	43.5%

Selling, general and administrative expenses	162,196	131,935	325,555	274,838
Net licensing income	1,182	1,654	2,906	3,981

Income (loss) from operations	(16,989)	(9,997)	18,462	2,731

Interest income, net	384	215	623	347
Interest expense on note payable to related party	(277)	—	(487)	—
Other non-operating expense	(149)	(473)	(505)	(1,103)

Income (loss) before income tax	(17,031)	(10,255)	18,093	1,975

Income tax benefit (expense)	10,293	2,925	(1,155)	797

Net income (loss)	(6,738)	(7,330)	16,938	2,772
Net income (loss) attributable to non-controlling interest	(409)	(253)	1,012	(253)

Net income (loss) attributable to Columbia Sportswear Company	$(6,329)	$(7,077)	$15,926	$3,025

Earnings (loss) per share attributable to Columbia Sportswear Company:
Basic	$(0.18)	$(0.21)	$0.46	$0.09
Diluted	(0.18)	(0.21)	0.45	0.09
Weighted average shares outstanding:
Basic	34,958	34,353	34,834	34,260
Diluted	34,958	34,353	35,301	34,561

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$16,938	$2,772
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	23,234	19,891
Loss on disposal or impairment of property, plant and equipment	229	299
Deferred income taxes	5,601	3,185
Stock-based compensation	5,208	4,282
Excess tax benefit from employee stock plans	(3,951)	(925)
Changes in operating assets and liabilities:
Accounts receivable	112,340	153,383
Inventories	(114,716)	(60,449)
Prepaid expenses and other current assets	(7,357)	(8,446)
Other assets	297	116
Accounts payable and accrued liabilities	36,994	19,928
Income taxes payable	(13,596)	1,017
Other liabilities	1,733	650

Net cash provided by operating activities	62,954	135,703

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of business, net of cash acquired	(188,467)	—
Net sales (purchases) of short-term investments	64,735	(44,849)
Capital expenditures	(24,964)	(31,502)
Proceeds from sale of property, plant, and equipment	16	45

Net cash used in investing activities	(148,680)	(76,306)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from credit facilities	1,045	4,075
Repayments on credit facilities	(1,045)	(4,231)
Proceeds from issuance of common stock under employee stock plans	19,017	11,050
Tax payments related to restricted stock unit issuances	(2,881)	(2,019)
Excess tax benefit from employee stock plans	3,951	925
Proceeds from related party note payable	16,072	—
Capital contribution from non-controlling interest	—	8,000
Cash dividends paid	(19,556)	(15,081)

Net cash provided by financing activities	16,603	2,719

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH	(1,201)	(12,469)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(70,324)	49,647

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	437,489	290,781

CASH AND CASH EQUIVALENTS, END OF PERIOD	$367,165	$340,428

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING ACTIVITIES:
Capital expenditures incurred but not yet paid	$8,145	$3,885

COLUMBIA SPORTSWEAR COMPANY

(In millions, except percentage changes)

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2014	2013	% Change	2014	2013	% Change

Geographical Net Sales:
United States	$146.3	$139.8	5%	$387.5	$340.3	14%
Latin America & Asia Pacific	96.1	81.2	18%	212.9	164.3	30%
Europe, Middle East, & Africa	72.9	53.1	37%	112.1	94.0	19%
Canada	8.9	6.4	39%	35.8	30.2	19%

Total	$324.2	$280.5	16%	$748.3	$628.8	19%

Categorical Net Sales:
Apparel, Accessories and Equipment	$263.0	$235.7	12%	$616.7	$530.0	16%
Footwear	61.2	44.8	37%	131.6	98.8	33%

Total	$324.2	$280.5	16%	$748.3	$628.8	19%

Brand Net Sales:
Columbia	$291.0	$252.5	15%	$667.0	$553.6	20%
Mountain Hardwear	21.8	22.5	(3)%	54.2	54.6	(1)%
Sorel	3.0	2.9	3%	15.9	15.3	4%
prAna	5.5	—	—	5.5	—	—
Other	2.9	2.6	12%	5.7	5.3	8%

Total	$324.2	$280.5	16%	$748.3	$628.8	19%

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